Exhibit 15.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement No. 333-113687 on Form S-8 of our report dated December 3, 2007, relating to the consolidated financial statements of DLA Holdings, Inc. and Subsidiaries, appearing in this Annual Report on Form 20-F of Claxson Interactive Group Inc. for the year ended December 31, 2006.
/s/ Morrison, Brown, Argiz & Farra, LLP
Miami, Florida
December 11, 2007